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                                                                     EXHIBIT 5.1


                   [Goodwin, Procter & Hoar  LLP Letterhead]



                              February 24, 1999


Maryland Property Capital Trust, Inc.
177 Milk Street
Boston, MA 02109


     Re:  Legality of Securities to be Registered
          under Registration Statement on Form S-4
          ----------------------------------------

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 159,737 shares of common stock, par value $.01 per share, of Maryland Property Capital Trust, Inc., a Maryland corporation (the "Corporation"), which will be issued to the shareholders of Property Capital Trust (the "Trust") in connection with the Merger (as defined below).

     We have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement and the proposed merger (the "Merger") of the Trust into the Corporation pursuant to the Agreement and Plan of Merger, by and between the Corporation and the Trust, dated as of June 18, 1998, as amended (the "Merger Agreement").

     In connection with rendering this opinion, we have examined the Articles of Amendment and Restatement of the Corporation, as approved by the Board of Directors of the Corporation and as expected to be filed with the Secretary of State of the State of Maryland following approval by the Trust's shareholders of the Merger and approval by the Trust as the sole shareholder of the Corporation, which authorizes, among other things, the increase in the number of authorized shares of the common stock of the Corporation from 100 to 10,000,000, the Bylaws of the Corporation, such records of the corporate proceedings of the Corporation as we deemed material, the Registration Statement and the exhibits thereto, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Corporation or representatives or officers thereof.

     We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Maryland General Corporation Law as in effect on the date hereof.

     Based upon the foregoing, we are of the opinion that under the Maryland General Corporation Law, pursuant to which the Corporation is incorporated, the shares to be issued to the shareholders of the Trust in

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Maryland Property Capital Trust, Inc.
February 24, 1999
Page 2

connection with the Merger, when issued in accordance with the terms described in the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.


                                Very truly yours,

                                /s/ Goodwin, Procter & Hoar  LLP

                                GOODWIN, PROCTER & HOAR  LLP